www.exabyte.com ▪ 1-800-EXABYTE

2003

Notice of Annual Meeting

Proxy Statement

Annual Report

We have again combined our Notice of Annual Meeting, Proxy Statement and Annual Report for our 2003 Annual Meeting of Stockholders. ~~We believe that this cost savings effort is important to the financial health of the company and the return of value to our stockholders.~~

You can help us by voting your shares electronically or by phone, eliminating or reducing mailing and other expenses. Please see details inside.

Please vote your Proxy!

Electronic Voting Saves Money

We encourage our stockholders to vote their shares electronically over the Internet or by telephone this year. The votes are tabulated immediately, ensuring that your vote counts at the Annual Meeting. It also significantly reduces or eliminates mailing and tabulation costs for us. As you can see, taking advantage of electronic voting benefits everyone.

Almost all of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.

If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with the company.

This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well. We encourage all registered stockholders, and those beneficial stockholders using ADP ICS's services, to vote your proxy:

By internet: www.proxyvote.com

By touch-tone phone: 1-800-690-6903

You should have your proxy card or voting instruction card handy when you access the website or call the toll-free number. You will be prompted to enter a 12-digit control number, which you can find on the proxy card or voting instruction card. Then simply follow the directions provided!

About Exabyte

Exabyte Corporation provides innovative tape storage solutions to customers whose top buying criteria is value - maximum performance, quality and ease-of-use at a price they can afford. Exabyte is the recognized value-leader in tape storage and automation solutions for workstations, midrange servers and enterprise storage networks, and has been an industry innovator since 1987. Exabyte's high-performance Mammoth-2 (M2™) tape drives for the mid-range market have a strong performance-price ratio, Exabyte's VXA®-2 tape drive technology provides DDS users with significantly higher capacity and performance at a similar price point, and Exabyte's storage automation products are rugged, reliable automation solutions for users of VXAtape™, MammothTape™ and LTO™ (Ultrium™). Exabyte has a worldwide network of OEMs, distributors and resellers that share Exabyte's commitment to value and customer service, including partners such as Apple Computer, Arrow Electronics, Bull, Compaq, Digital Storage Inc., Fujitsu Siemens Computers, IBM, Ingram Micro, Tech Data, and Toshiba.

Exabyte has a long history of innovation, which continues today. The company was the first in the industry to ship:

  8mm tape drive - 1987
  8mm tape library - 1989
  First half-height tape drive - 1992
  First AME media tape drive - 1995
  First packet format tape drive - 1998
  First native FibreChannel drive - 1999
  First FireWire tape drive - 2000
  One of the first LTO automation products - 2001
  First serverless backup tape drive - 2002

Exabyte Corporation
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 5, 2003

Dear Exabyte Stockholder,

Please note the Annual Meeting of Stockholders information below. We will discuss the Items of Business at this year's 2003 Annual Meeting of Stockholders. I direct your attention to the Proxy Statement following this Notice for a more complete description of these matters.

Time	Thursday June 5, 2003 9:00 am (Mountain Daylight Savings Time)
~~Place~~	~~Exabyte Corporate Headquarters 1685 38th Street, Boulder, Colorado 80301~~
Place	Holland & Hart LLP Suite 500, 1050 Walnut Street, Boulder, Colorado 80302
Items of Business	1. Elect 3 directors to hold office until the 2006 Annual Meeting;
2. Ratify the Board's selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal 2003;
3. Amend the Restated Certificate of Incorporation to increase the number of shares of authorized common stock from 100 million shares to 350 million shares;

4.   Authorize our Board to amend our Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock by a ratio of no change up to one-for-fifteen and to determine the exact ratio within that range;

5. Conduct any other business properly presented at the meeting.
Record Date	April 7, 2003
Proxy Voting Information	Even if you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible so that your shares will be voted at this Meeting. You may vote by any of the following methods:
By granting your proxy over the Internet;
By granting your proxy by telephone;
By mailing a traditional proxy card; or
By voting in person. Submitting your proxy will NOT prevent you from voting in person.


By order of the Board of Directors,

Amy J. Perius

Corporate Secretary
Boulder, Colorado
May ~~5,~~12, 2003

Exabyte Corporation

PROXY STATEMENT

This packet of materials includes this Proxy Statement, the Notice of Annual Meeting, a proxy card and return envelope (or voting instruction card and return envelope for beneficial stockholders), and the 2002 Annual Report to Stockholders ("Proxy Materials"). The Annual Report is attached as "Appendix A."

We sent you the Proxy Materials because our Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may grant your proxy by Internet or telephone, or complete, sign and return the enclosed proxy card.

We intend to mail these Proxy Materials on or about May ~~5,~~12, 2003 to all stock-holders of record.

Who May Vote?

If you were a stockholder on April 7, 2003 (the record date for the Annual Meeting) we consider you a stockholder of record. Stockholders of record are entitled to vote at the Annual Meeting. We have four classes of stock with voting rights:

  Common Stock
  Series G Preferred Stock
  Series H Preferred Stock
  Series I Preferred Stock

At the close of business on the record date, the following number of shares were outstanding and entitled to vote:

Common Stock:        3,585,232 shares
Series G Preferred:   1,500,000 shares
Series H Preferred:   9,650,000 shares
Series I Preferred:     8,437,500 shares

How Many Votes Do I Have?

The number of votes you have depends on the class of stock you own. Each share of Exabyte common stock that you own entitles you to one vote on each matter to be voted on at the Annual Meeting. The enclosed proxy card indicates the number of shares of Exabyte common stock that you own.

Our three classes of preferred stock vote together with the common stock on an as-converted basis. The preferred stock stockholders receive one vote for each share of common stock they would own if they converted their preferred stock into common stock, except that Series I preferred votes use a 1:1 conversion ratio. The chart below lists the number of~~shares of common stock into~~votes which each class of preferred stock ~~would be convertible:~~has:

 ~~Series~~	 ~~Preferred Shares Outstanding~~	~~Shares of Common Stock "As-Converted"~~
Series	Preferred Shares Outstanding	Votes
G Preferred	1,500,000	1,250,000
H Preferred	9,650,000	9,650,000
~~I Preferred~~	~~8,437,500~~	~~14,145,012~~
I Preferred	8,437,500	8,437,500


You may not cumulate your votes for any of the proposals.

What Vote Is Required to Hold a Valid Meeting?

We must have a quorum to hold a valid meeting. A quorum is reached when the holders of at least a majority of the total outstanding stock (common and preferred) are present in person or represented by proxy at the Annual Meeting.

How Will the Votes Be Tabulated?

The inspector of elections appointed at the Annual Meeting tabulates all the votes. The inspector of elections separately tabulates the affirmative and negative votes, abstentions and broker non-votes. (Broker non-votes occur when brokers do not vote on some matters because they have not been authorized to vote by the beneficial stockholders and do not have discretionary authority to vote on those matters.)

If you indicate "ABSTAIN" on any proposal, your ~~shares~~vote will still count towards a quorum, but your vote on that proposal will have the same effect as a vote "AGAINST" with respect to proposals 2, 3 and 4. Broker non-votes count towards a quorum and have the same effect as a vote "AGAINST" with respect to proposals 2, 3 and 4.

How Do I Vote My Shares?

How you vote at the Annual Meeting will depend on how you hold your shares, as a registered stockholder or a beneficial stockholder. Almost all of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.

If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with the company by mailing in your completed, signed and dated proxy card.

This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well. We encourage all registered stockholders, and those beneficial stockholders using ADP ICS's services, to vote your proxy:

By internet: www.proxyvote.com

By touch-tone phone: 1-800-690-6903

You should have your proxy card or voting instruction card handy when you access the website or call the toll-free number. You will be prompted to enter a 12-digit control number, which you can find on the proxy card or voting instruction card. Then simply follow the directions provided.

What Is the Purpose of the Telephone And Internet Procedures?

The telephone and Internet voting procedures authenticate stockholders' identities. This allows stockholders to give their proxy instructions and confirms that stockholders' instructions have been properly recorded.

Are There Any Additional Costs If I Grant My Proxy By Telephone Or Over the Internet?

If you grant your proxy by telephone or over the Internet, you should understand that there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

How Will My Shares Be Voted If I Grant My Proxy?

If you have properly voted your proxy, the proxy holders named on your proxy card will vote your shares as you have directed. If you do not make specific choices when you vote, the proxy holders will vote your shares as recommended by the Board as follows:

  "FOR" the election of the nominees for director named in Proposal 1;
  "FOR" ratification of independent accountants selection for fiscal 2003;
  "FOR" amending the Restated Certificate of Incorporation to increase the number of our authorized shares from 100 million shares to 350 million shares; and
  "FOR" authorizing our Board to amend the Restated Certificate of Incorporation to effect a reverse split.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is exercised at the Annual Meeting by any one of the following three ways:

  filing a written notice of revocation with the Corporate Secretary no later than the meeting date;
  filing another executed proxy, which bears a later date, with the Corporate Secretary; or
  attending the Annual Meeting and voting in person. Please note that attending the Annual Meeting will NOT revoke your proxy.

Can I Still Vote in Person If I Have Already Granted My Proxy?

Granting your proxy will not affect your right to attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from the broker, bank or nominee indicating that you were the beneficial owner of the shares on the record date.

Who Pays the Costs of Soliciting These Proxies?

Exabyte will pay all costs of soliciting these proxies, including preparing, assembling, printing and mailing the enclosed materials. Our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals. We may reimburse them for expenses.

What Is the Deadline for Receipt of Stockholder Proposals And Nominations for Directors for Next Year's Annual Meeting?

If you would like to present a proposal for possible inclusion in our proxy statement for the 2004 Annual Meeting of Stockholders, it must comply with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, including the requirement that we must receive it no later than January ~~6,~~13, 2004. Similarly, to present director nominations or stockholder proposals at the meeting, you must provide us with advance written notice, as indicated in our By-laws, by January ~~6,~~13, 2004. We will treat proposals or nominations received after this date as untimely and will not include them in our 2004 proxy statement. A copy of our By-laws is available from the Corporate Secretary upon request.

How Do I Obtain an Annual Report on Form 10-K?

 If you would like a copy of our Annual Report on Form 10-K for fiscal 2002, filed with the Securities and Exchange Commission, please see our website at: http://www.exabyte.com/company, or write to:

Exabyte Corporation
Investor Relations
1685 38th Street
Boulder, Colorado 80301

PROPOSAL 1

Election Of Directors

How is the Board of Directors Structured?

There are currently seven directors on the Board and two vacancies. The proxies will not be voted for any nominee to fill the vacant positions.

One vacancy occurred as a result of the resignation of Mr. William J. Almon in 2002. Proxies will not be voted for any nominee to fill this vacancy at the Annual Meeting, because in accordance with the Agreement and Plan of Merger, dated August 22, 2001, this position can only be filled by a designee recommended by the remaining Board members who were appointed to the Board as a result of the acquisition of Ecrix.

The second vacancy occurred as a result of the resignation of Mr. Peter D. Behrendt on April 10, 2003. Proxies will not be voted for any nominee to fill this vacancy. The Board intends to fill this position at a later date; however, it needs more time to identify an appropriate nominee.

The Board is divided into three classes. One class is elected at each annual meeting of stockholders for a three-year term. With the exception of vacancies created by resignation of any of the three Board members appointed as a result of the Ecrix acquisition, any vacancy on the Board (including a vacancy created by an increase in the size of the Board) can be filled by either a majority vote of the stockholders or a majority vote of the remaining directors. Any director elected to fill a vacancy serves for the remainder of the term of the class in which he or she was elected.

How Many Board and Committee Meetings Were Held in 2002?

During 2002, the Board held sixteen Board meetings (including special and telephone meetings) and thirteen total committee meetings. Each director attended at least 75% of the Board meetings and committee meetings (of those committees on which he served) that were held during his or her term in 2002.

What Committees Does the Board Have?

The Board has two standing committees: an Audit Committee and a Compensation Committee. The Board has no standing Nominating Committee. Nominations to the Board are made by the entire Board.

Audit Committee: The Audit Committee meets with Exabyte's independent auditors at least once a quarter to review the results of the quarterly or annual audits and discuss the financial statements. The Audit Committee recommends to the Board the independent accountants to be retained by the Company and considers the auditors' comments on controls, adequacy of staff and management performance, and other audit and financial control procedures. The Audit Committee, which is currently composed of Messrs. Busse, Jones, and Pardun, met eight times during 2002.

Compensation Committee: The Compensation Committee determines officer and director compensation (including salaries, incentive compensation and stock options) as well as compensation levels for other employees when necessary, and performs other functions related to compensation that the Board assigns to it. The Compensation Committee, currently composed of Messrs. Busse, Jones, Pardun, Tankersley, and Ms. Smeltzer, met twice during 2002.

How Many Votes Are Needed to Elect Each Director?

A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the three nominees for director who receive the most affirmative votes will be elected.

The proxy holders will vote for the nominees listed below, unless you otherwise direct on your proxy card. If any of the nominees becomes unavailable for election, the proxy holders will vote for a substitute nominee selected by management. The persons nominated for election have agreed to serve if elected. We have no reason to believe that they will not be able to serve.

Biographical Information for the Nominees for Re-Election

There are three directors in the class whose term expires in 2003. These directors were each appointed to the Board in 2002 and are being nominated for election by the stockholders for the first time. If elected, the nominees would serve until the 2006 Annual Meeting and until a successor is elected and qualified (or until the director's earlier death, resignation or removal).

Leonard W. Busse

Mr. Busse, age 64, became a director of Exabyte in October 2002. Mr. Busse is a Certified Public Accountant. From 1998 - 2000, Mr. Busse was the Chief Financial Officer and a director of Worldbridge Broadband Services of Lakewood, CO, a telecom technical services company. Prior to Worldbridge, he was the Managing Director and Chief Executive Officer of First Citizens Bank Limited in Trinidad and Tobago from 1994 - 1996. Mr. Busse was also the President and Chief Executive Officer of The Pacific Bank of San Francisco from 1993 - 1994 and provided consulting services through his consulting company, The Busse Group, from 1989 - 1993. Prior to these positions, he held various executive management positions with Continental Illinois National Bank of Chicago over 25 years.

Stephanie L. Smeltzer

Ms. Smeltzer, age 34, joined Exabyte as a director in September 2002. She is a Vice President with Meritage Private Equity Funds, a Denver-based fund with over $475 million in committed capital. Ms. Smeltzer joined Meritage in 2001. Prior to joining Meritage, Ms. Smeltzer earned an M.B.A. from Harvard Business School with high distinction as a George F. Baker Scholar. Previously, she was an investment banking professional with The Wallach Company, a boutique firm located in Denver, Colorado, during 1999. From 1995 - 1999, Ms. Smeltzer was an associate director with Arthur Andersen and co-founded their corporate finance practice in Moscow, Russia. Ms. Smeltzer is a member of the American Institute of Certified Public Accountants. Ms. Smeltzer also serves on the board of directors of Trillion Partners, a Meritage portfolio company.

Tom W. Ward

Mr. Tom Ward, age 46, joined Exabyte as its President and Chief Executive Officer and a director in June 2002. Mr. Ward founded Data Storage Marketing, a distributor of storage products, in 1987 and sold the company to General Electric in 1997. Mr. Ward founded Canicom in 1997, a call center company, which he sold to Protocol Communications, an integrated direct marketing company, in 2000, assuming the position of Chief Operating Officer until June 2001. Mr. Ward began his career with Storage Technology Corporation serving in several roles in engineering and marketing. He later joined MiniScribe as Director of Sales for High Performance Products.

THE BOARD RECOMMENDS A VOTE "IN FAVOR" OF THE THREE NOMINEES NAMED ABOVE

Additional Director Biographies

There is one director whose term expires in 2004, and three directors whose terms expire in 2005. The biographies for these directors, as well as their terms of office, are set forth below.

A. Laurence Jones (2004)

Mr. A. Laurence Jones, age 50, has served as a director of Exabyte since May 1998, and served as non-executive Chairman of the Board from January 2002 until June 2002. He is currently the Chairman and CEO of Interelate Inc., a leading provider of outsourced Customer Relationship Management services. He is also the principal of Aegis Management, LLC, which provides high-level management consulting services. Mr. Jones served as President and Chief Executive Officer of Messagemedia, Inc., a provider of advanced email marketing services, from March 1999 until January 2002. Previously, Mr. Jones served as an independent operating affiliate of McCown DeLeeuw and Co., a private equity firm, and chairman of SARCOM, a national IT services company. From 1993 to 1998 Mr. Jones served as President and Chief Executive Officer of Neodata Services, Inc., a direct marketing services company with lead investor Hicks, Muse, Tate and Furst. Mr. Jones also served as President and Chief Executive Officer of GovPX, Inc., a leading financial information services provider from 1991 to 1993. From 1987 to 1991 Mr. Jones was with Automatic Data Processing and from 1977 to 1987 he was with Wang Laboratories. Mr. Jones also serves as a director of CCI/Triad, a private computer services company and Realm Corporation, a private real estate software company.

Thomas E. Pardun (2005)

Mr. Thomas E. Pardun, age 59, has served as a director of Exabyte since April 1995. Mr. Pardun served as Chairman of the Board of Western Digital Corporation, an information storage provider, from January 2000 until December 2001, and Chairman of the Board and Chief Executive Officer of edge2net, Inc., a provider of voice, data and video services, from November 2000 until September 2001. Previously, Mr. Pardun was President of MediaOne International (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint's West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product line evaluation. Mr. Pardun also serves as a director of Western Digital Corporation and it subsidiary companies, as well as MegaPath Networks.

Juan A. Rodriguez (2005)

Mr. Juan A. Rodriguez, age 62, has served as a director and Chief Technologist of Exabyte since November 2001, was its interim President and Chief Executive Officer from January 2002 until June 2002, and has served as its Chairman of the Board and Chief Technologist since June 2002. Mr. Rodriguez co-founded Ecrix Corporation in 1996 and was its Chairman of the Board and Chief Executive Officer since 1996. Mr. Rodriguez co-founded Storage Technology Corporation in 1969 after several years as an IBM tape technology engineer. While at Storage Technology Corporation, he served in vice presidential and general manager roles over Engineering, Hard Disk Operations and Optical Disk Operations. In 1985, Mr. Rodriguez co-founded Exabyte Corporation, where he held the positions of chairman, president and CEO. Mr. Rodriguez is a professor for the University of Colorado Bankers College of Engineering and Applied Science.

G. Jackson Tankersley, Jr. (2005)

Mr. G. Jackson Tankersley, Jr., age 52, has served on Exabyte's Board of Directors since November 2001. Mr. Tankersley previously served on Ecrix's Board of Directors from 1996 until November 2001. He is a co-founder and principal of Meritage Private Equity Funds, a Denver-based firm with more than $475 million of committed capital under management. Previously, Mr. Tankersley co-founded The Centennial Funds in 1981 and served as either its chief executive officer or chief investment officer until 1997. He began his career at Continental Illinois Bank in 1974 and joined its venture capital subsidiary in 1978. Mr. Tankersley also serves on the boards of directors of several private companies, some of which are Meritage portfolio companies.

 PROPOSAL 2

Ratification Of Selection Of Independent Accountants

The Board has selected PricewaterhouseCoopers LLP as Exabyte's independent accountants for fiscal 2003 (ending January 3, 2004). The Board has directed that we submit this selection for ratification by the stockholders at the Annual Meeting.

PricewaterhouseCoopers has audited Exabyte's financial statements since Exabyte was first incorporated. We expect a representative of PricewaterhouseCoopers to be present at the Annual Meeting to make a statement if he so desires and to respond to any appropriate questions.

How Many Votes Are Needed to Approve Proposal 2?

Ratification of the selection of PricewaterhouseCoopers requires the affirmative vote of the holders of a majority of the total shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

Stockholder approval of the selection of the accountants is not required by our By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for approval because it believes it is good corporate practice to do so. If the stockholders do not approve this proposal, the Board will consider whether to retain PricewaterhouseCoopers, but the final decision rests entirely with the Audit Committee and the Board. Additionally, even if the selection is ratified, the Board may appoint a different independent auditing firm at any time during the year if it determines that doing so would be in the best interests of Exabyte and its stockholders.

THE BOARD RECOMMENDS A VOTE "IN FAVOR" OF PROPOSAL 2

~~Proposal~~PROPOSAL 3

Amendment of the Restated Certificate of Incorporation to ~~increase the number of our~~
Increase the Number of Our
~~authorized shares from 100 million shares to 350 million shares~~Authorized Shares from 100 Million Shares to 350 Million Shares

Our Board has proposed an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 100 million to 350 million shares. The number of authorized shares of preferred stock will remain unchanged. The proposed amendment to our Restated Certificate of Incorporation is attached to this proxy statement as Annex 1.

Why Are the Authorized Shares Being Increased?

We are increasing the number of authorized shares for several reasons. First, ~~we recently~~in April, 2003 we entered into a series of agreements with our bank, Meritage Private Equity Funds ("Meritage") and Mr. Tom W. Ward ("Ward") which ~~will require~~required us to issue shares of common stock to them. In June 2002 we entered into a Loan and Security Agreement with our bank. We ~~are~~were in default of certain covenants made in this loan agreement. As a condition to the bank waiving these existing defaults, agreeing to lend us additional funds of $2.5 million above the existing credit limit and effecting certain modifications to the loan agreement, the bank required Meritage and Ward (collectively, the "Guarantors") to enter into~~an~~ overadvance ~~guaranty~~guaranties of $2.5 million in favor of the bank. As consideration for the bank's actions, and the Guarantors' agreement to enter into the overadvance guaranty, we ~~will, among other things, issue~~have issued 25 million shares of common stock to the Guarantors and ~~(or warrants) to each party.~~are obligated to issue a warrant to purchase 2 million shares of common stock to the bank.

Pursuant to these arrangements, in April 2003, we agreed to issue a total of 27 million shares or warrants to the Guarantors and the bank. This issuance more than depleted our authorized shares which were unissued and unreserved. Because we do not currently have sufficient authorized shares to meet all of our obligations should our preferred stockholders or option holders exercise their conversion or exercise rights, each Guarantor agreed not to exercise any options or warrants to purchase common stock or convert any preferred stock into common stock until we can increase the number of authorized shares of common stock ~~is increased~~. We have additionally agreed to issue up to 12.5 million shares on July 15, 2003 and another 12.5 million shares on September 15, 2003 if the overadvance ~~guaranty remains~~guaranties remain in effect on those dates.

Further, we are discussing agreements for overadvance guaranties for up to an additional $1 million on the same terms and conditions as the existing overadvance guaranties. This would result in an increase in our borrowing availability of $1 million. A committee of our Board has authorized management to negotiate these additional guaranties. If completed, it would result in the issuance of up to an additional 20 million shares of common stock (10 million shares when we execute the guaranties, and 5 million shares at 90 days and again at 150 days after the execution date, if these guaranties are still in effect). If necessary, we would seek to obtain the approval of each series of our preferred stock for these issuances.

As with the original guaranties, we will request that each new guarantor agree not to exercise any options or warrants or convert any preferred stock until we can increase the number of authorized shares of common stock.

~~In order to issue these shares, we will need~~The current status of our outstanding and reserved shares requires us to increase the number of authorized shares in order to issue more shares of common stock under any of the overadvance guaranties.

Secondly, our Board believes that we should raise additional equity to support our operations both in the short-term and long-term and to address our liquidity constraints. Any new equity offering will require a significant increase in our authorized shares of common stock.

An equity financing may involve, among other things, common stock, preferred stock, convertible preferred stock or convertible debt. It could be private or public.

~~Secondly, we intend to conduct~~Our Board has stated its intentions to pursue a rights offering to our existing stockholders ~~in which they will be able to~~and has authorized our officers to pursue such an offering upon terms that would need to be approved by our Board. In a rights offering, our existing stockholders could purchase shares of our common stock at a subscription price to be determined at the time of the offering.~~The rights offering, if fully subscribed, would raise working capital for our operations.~~ In ~~the~~a rights offering we would distribute to holders of our common stock a certain number of subscription rights to purchase additional shares of common stock for every share of common stock owned at that time. Holders who exercise their subscription privilege in full ~~may~~would also be able to subscribe for additional shares that other stockholders have not purchased under their subscription privilege. However, our Board has not made a final determination whether to conduct an equity offering or what type of offering would be made.

We also believe that an equity offering will be more attractive to investors if we can reduce our outstanding debts so that we use a substantial portion of the funds raised in the offering for our operations rather than the payment of past debts. We are discussing with our creditors their willingness to accept reduced amounts to settle debts owed by us. Our success in reducing our debt will determine whether we conduct an equity offering at all, or the size and type of equity offering that we do conduct, which may include a rights offering.

In any case, in order to raise enough ~~capital, at~~capital through an equity offering at the current market price for our stock, we expect that the number of shares ~~we offer in a rights offering~~of common stock we may offer, directly or through shares underlying convertible securities, could potentially be over ~~one hundred~~100 million shares. In order to have enough shares to conduct ~~such a rights~~an equity offering, we~~would~~ need to increase significantly the number of shares of authorized common stock.

Of the 100 million shares of common stock presently authorized for issuance, we have no shares which are currently unissued and unreserved. On the record date, we had 33,585,232 shares issued and outstanding and 46,679,650 shares were reserved for issuance upon the exercise of currently outstanding preferred shares, warrants, stock dividends and options. As mentioned previously, in April 2003, we issued approximately 27,000,000 shares of stock, which more than depleted our unissued ~~share reserve.~~and unreserved shares.

Presently authorized shares of common stock are not sufficient to allow us to issue additional shares to the Guarantors, or conduct ~~a rights~~an equity offering. Additionally, we would like to have the additional authorized shares for the purposes described below. Adoption of the amendment to our Restated Certificate of Incorporation is required in order for us to issue additional shares of common stock or securities convertible into common stock.

Assuming approval of the increase in the number of our authorized shares to 350 million, ~~a rights~~an equity offering of approximately 150 million shares and the grant of the full 52 million shares under the ~~loan guarantee,~~current overadvance guaranties, we will have unallocated ~~68 million~~68,000,000 shares of common stock. Unallocated shares of common stock may be used to increase the number of shares under ~~the rights~~an equity offering, may be used to obtain additional guaranties of debt, or may be issued in the future to raise additional capital, in connection with future acquisitions (such as corporate mergers, acquisitions of businesses, property or securities), stock dividends or stock splits, employee stock option grants, or for other corporate purposes.

Our Board believes that it is in our best interests that we have the ability to issue the shares required to complete ~~the rights~~an equity offering and also have the flexibility to issue additional shares of common stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements or our Restated Certificate of Incorporation. Except as set forth herein, we have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of common stock. Holders of common stock have no preemptive rights.

The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any ~~exchange~~market upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of us.

In summary, the Board believes that the increase in authorized shares will provide us with sufficient shares to keep our commitment to the Guarantors, ~~complete a rights~~to make an equity offering if the Board of Directors determines that it is appropriate and to enhance our flexibility in future financing and capitalization needs.

Our Board may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of any stock ~~exchange~~market on which our stock is traded.

How Many Votes Are Required to Approve the Amendment?

The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock and the outstanding shares of Series G, H and I preferred stock voting together as one class, and the separate affirmative vote of a majority of our outstanding shares of common stock, voting separately as a class, are required for approval of the amendment to our Restated Certificate of Incorporation increasing our authorized shares of common stock to 350 million shares. Broker non-votes and abstentions will have the same effect as negative votes.

THE BOARD RECOMMENDS A VOTE "IN FAVOR" OF PROPOSAL 3

~~Proposal~~PROPOSAL 4

Authorization of a Reverse Split

What Are the General Terms of the Reverse Split?

The Board unanimously adopted a resolution approving and recommending to the stockholders for their approval of an amendment to Article Fourth of our restated certificate of incorporation authorizing a reverse split of the outstanding shares of our common stock on the basis of one post-split share for up to each presently outstanding fifteen shares. This means that if the reverse split is effected you will be deemed to hold one share of Exabyte common stock for up to every 15 shares that you currently hold. Cash will be paid in lieu of issuing any fractional shares.

Whether to actually effect the reverse stock split and the exact ratio of the reverse stock split will be determined by our Board at its discretion based on the prevailing market conditions and what the Board believes is beneficial for Exabyte. We are asking you to approve an amendment to the restated certificate of incorporation with the ratio for the reverse stock split to be in the range from no change to ~~one share for more than one and up to 15~~up to one-for-fifteen shares, and with the Board having the authority to give its final approval to a specific ratio.

By approving the proposed reverse stock split, you will be authorizing the Board of Directors to:

  determine the exact ratio of the reverse split so long as it is between no change and up to one-for-fifteen;

and

  implement the reverse stock split at any time before ~~May 15,~~June 5, 2004;

or

  abandon the reverse stock split at any time prior to that date.

If the amendment to effect the reverse stock split has not been filed with the Delaware Secretary of State by the close of business on ~~May 15,~~June 5, 2004, the Board of Directors will either resolicit stockholder approval or abandon the reverse stock split. The proposed form of amendment to our Restated Certificate of Incorporation is attached to this Proxy Statement as Annex 2.

Even if the reverse split proposal is approved, the Board may decide not to effect the reverse split if it determines that it is in the best interests of Exabyte and its stockholders not to do so.

What Are the Reasons For the Reverse Stock Split?

Our reasons for implementing a reverse split may include any one or more of the following:

  to issue shares to the Guarantors, if the increase in authorized shares under Proposal 3 is not approved;
  to increase the price per share of our stock in order to help increase market confidence in Exabyte;
  to facilitate various financing arrangements that we may decide to pursue in the future;
  to increase the stock price per share in order to list our stock with The Nasdaq National Market, the Nasdaq SmallCap Market or one of the stock exchanges; or
  to reduce administrative costs associated with having a large number of outstanding shares.

Management believes that having a large number of shares outstanding with a low trading price is not attractive to investors. We believe that the delisting of our common stock from The Nasdaq National Market, among other things, has caused a decrease in the price of our stock. Furthermore, if we conduct ~~a rights~~an equity offering (explained more fully above under Proposal 3) and issue the full 52 million shares pursuant to the ~~loan modification agreement and guaranty~~overadvance guaranties (more fully explained under Proposal 3) there will be approximately 235,000,000 shares outstanding. A successfully implemented reverse stock split that results in a higher trading price of our stock and lower volume of shares outstanding may improve how we are perceived in the marketplace by our stockholders, potential stockholders, customers and strategic partners.

An increased stock price may facilitate various financing arrangements that we may decide to pursue in the future. Potential financing partners may consider our stock price as an indicator of our general viability. Such potential financing partners may be more willing to negotiate with us if our stock price is higher.

If we intend to relist our stock on Nasdaq or any stock exchange, we would need to meet certain minimum bid price requirements, among other requirements. The Nasdaq National Market has a $5.00 per share minimum bid requirement and The Nasdaq SmallCap Market has a $4.00 per share minimum bid requirement. We believe that effecting a reverse stock split may be helpful in the future if we decide to list our stock on Nasdaq or an exchange.

There may be administrative costs that increase as the number of shares outstanding increases. As discussed in greater detail below, a reverse stock split could substantially reduce the number of shares outstanding which will reduce such administrative costs.

In May 2002, our stockholders authorized the Board to effect the same type of reverse stock split. This earlier authorization expires on May 15, 2003. The Board wishes to continue to have authority to implement a reverse stock split if and when it believes doing so would be in the best interests of stockholders.

What Are the Potential Effects of a Reverse Stock Split?

A reverse stock split, if implemented, would reduce the number of shares of common stock outstanding and potentially increase the trading price of our common stock. However, we cannot predict the effect of any reverse stock split upon the market price of our common stock. The history of reverse stock splits for companies in similar circumstances varies. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding. Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

The approximate number of shares of common stock that would be outstanding as a result of the proposed reverse stock split, based on 33,585,232 shares of common stock outstanding as of April 7, 2003, would be as low as 2,239,015 if a 1:15 split were effected. Giving full effect to ~~a rights~~an equity offering of 150 million shares (discussed in Proposal 3) and the loan guarantee, 235,585,232 would be outstanding, which would result in approximately 15,705,682 shares outstanding following a reverse stock split of 1:15.

The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by Exabyte's restated certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under Exabyte's authorized pool of common stock would increase. Potential effects of having a large number of shares authorized and unissued are discussed in Proposal 3.

The following table shows, based on our outstanding shares as of April 7, 2003 (as adjusted for shares and warrants issued as of April 17, 2003), the number of shares of our common stock that will be (1) issued and outstanding, (2) authorized and reserved for issuance and (3) authorized and unreserved after the adoption of a reverse stock split, showing various ratios between 3:1 and 15:1.

Number of Shares After A
Reverse Stock Split
	Reverse Stock Split Ratio
Authorized and Outstanding Shares	3:1	5:1	10:1	13:1	15:1
Issued and Outstanding Shares (1)	19,528,411	11,717,046	5,858,523	4,506,556	3,905,682
Authorized and Reserved Shares (2)	36,035,146	21,621,088	10,810,544	8,315,803	7,207,029
Authorized and Unreserved Shares if Total Authorized Common is 100,000,000 Shares	63,964,854	78,378,912	89,189,456	91,684,197	92,792,971
Authorized and Unreserved Shares if Total Authorized Common is 350,000,000 Shares	313,964,854	328,378,912	339,189,456	341,684,197	342,792,971

(1) Adjusted to include 25 million shares issued during April, 2003 in connection with overadvance guaranties described in Proposal 3.

(2) Includes shares reserved for conversion of Series G, H and I preferred stock and the exercise of outstanding stock options. Adjusted to include 2 million shares reserved under warrants issued as of April 17, 2003 to our bank for changes to our line of credit in connection with overadvance guaranties and 25 million additional shares for existing overadvance guaranties described in Proposal 3.

The outstanding and reserved shares in the table do not reflect other possible issuances described in Proposal 3. We may issue up to an additional 20 million shares for overadvance guaranties under discussion; and an equity offering, which our Board believes is desirable, could result in additional issuance of over 100 million shares of common stock (on a post-split basis of 15:1, these issuances would be 1,333,333 shares and over 6,666,667 shares).

Effects on Ownership by Individual Stockholders

If we implement a reverse stock split, the number of shares of common stock you hold would be reduced by dividing the number of shares held immediately before the reverse split by the number fixed for the reverse split by the Board, and then rounding down to the nearest whole share. We will pay you cash in lieu of any fractional interest in a share to which you would otherwise be entitled, as described in further detail below. The reverse stock split would affect our common stock uniformly and would not affect your percentage of ownership interests in Exabyte or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. A fractional share that is not issued could eliminate as many as 14 outstanding shares per record holder of our common stock (if the maximum level of a reverse stock split at 15:1 is implemented), and therefore a cash payment could be made for up to 14 shares held by any record holder.

Effect on Preferred Stock, Options, Warrants, Convertible Notes and Other Securities

In addition, all the terms of outstanding shares of preferred stock, options, warrants, convertible notes, and other securities of Exabyte entitling their holders to purchase or convert into shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each security would be reduced, and the exercise price for each security, as applicable, would be increased, in accordance with the terms of such security. None of the other rights currently accruing to holders of the common stock, preferred stock, options, warrants, notes, or other securities convertible into common stock, would be affected by the reverse stock split.

Other Effects on Outstanding Shares

If we implement a reverse stock split, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in "round-lots."

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Exchange Act.

According to the records of our transfer agent as of April 7, 2003, a stock split at the maximum level of 15 shares becoming one share of common stock (15:1) will affect our number of record holders as follows:

Number of record holders prior to a 15:1 split:	563
Number of record holders after a 15:1 split:	532
Number of record holders eliminated as a result of the 15:1 split:	31


Procedure For Effecting The Reverse Stock Split And Exchange Of Stock Certificates

If you approve the proposed amendment to our certificate of incorporation, the Board would implement the reverse stock split at its discretion, determine the exact ratio of the reverse split and file the amendment to the certificate of incorporation with the Delaware Secretary of State. The reverse stock split would become effective on the date specified in the amendment.

As of the effective date of the reverse stock split, we would consider, for all corporate purposes, each certificate representing shares of our common stock before the reverse stock split to represent the reduced number of shares of common stock resulting from the reverse stock split. All shares of preferred stock, options, warrants, convertible debt instruments and other securities also would be automatically adjusted on the effective date.

We expect that our transfer agent would act as the exchange agent for a reverse stock split. As soon as practicable after the effective date, we would notify you that the reverse split has been implemented. You would receive a letter of transmittal requesting you to exchange your stock certificates for stock certificates reflecting the appropriately adjusted number of shares. If your shares are held in brokerage accounts or "street name" you would not need to take any further actions to exchange your certificates. We would not issue new certificates to you until you have first surrendered your outstanding certificate(s) together with the properly completed and executed transmittal letter to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. You should not destroy any stock certificate and should not submit any certificates until you receive a letter of transmittal.

How Will Fractional Shares Be Treated?

We would not issue fractional shares in connection with the reverse stock split. If you would otherwise be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the exchange ratio, you would instead receive cash upon surrender of the certificates as described in the section above. The cash amount would equal the resulting fractional interest multiplied by the closing trading price of our common stock on the effective date of the reverse stock split.

Are There Any Accounting Consequences?

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, we will reduce the common stock account on our balance sheet ~~down to no less than 10% of its present amount,~~to correspond to the ratio of the reverse split, and credit the capital in excess of par value account by the same amount. We will increase the per share net income or loss and net book value of our common stock because there will be fewer shares of our common stock outstanding.

What Are the U.S. Federal Income Tax Consequences?

For your convenience, we offer the following summary of material U.S. federal income tax consequences of a reverse stock split to the stockholders of Exabyte. This summary may be incomplete. It does not discuss any state, local, foreign or minimum income or other tax consequences, if any. Also, it does not address the tax consequences to holders that are subject to special tax rules, including but not limited to banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of April, 2003, (which may change retroactively or prospectively). This summary also assumes that the shares you hold are a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment is regarded as a capital asset). Your tax treatment may vary depending upon your particular facts and circumstances. We urge you to consult with your tax advisor in analyzing the consequences of the reverse stock split.

Other than with respect to the cash payments made in exchange for fractional shares discussed above, you should not recognize a gain or loss upon the exchange of shares pursuant to a reverse stock split, if implemented. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as your aggregate tax basis in the shares exchanged. If you receive cash upon redemption of fractional share interests, you should recognize gain or loss equal to the difference between the amount of cash received and your adjusted basis in the fractional share interests redeemed. The U.S. federal income tax ~~liabilities~~liability generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. ~~The~~For purposes of the capital gains rules, your holding period for the shares ~~received~~you initially receive pursuant to the reverse stock split would include the period during which you held the shares surrendered in the reverse stock split.

Our beliefs regarding the tax consequence of a reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

How Many Votes Are Required to Approve the Reverse Stock Split?

The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock and the outstanding shares of Series G, H and I preferred stock voting together as one class are required to approve a reverse split of the outstanding shares of our common stock of one share for up to each presently outstanding fifteen shares, and authorizing the Board to determine the exact ratio.

THE BOARD RECOMMENDS A VOTE "IN FAVOR" OF PROPOSAL 4

~~Section~~SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Exabyte's directors and executive officers, as well as persons who own more than 10% of Exabyte's common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on Exabyte's review of such forms furnished to the Company, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were satisfied, except as noted in the following paragraphs.

There were three Statements of Changes in Beneficial Ownership on Form 4 that were untimely filed with the SEC. Mr. G. Jackson Tankersley, a director, Mr. Tom W. Ward, a director and executive officer, each did not timely file one Form 4. In Addition, Meritage Investment Partners, LLC, a 10% beneficial owner of Exabyte stock did not timely file one Form 4. All of the above named individuals promptly advised representatives of the Company of the transactions; however, the Form 4's were inadvertently filed late. When the omission was discovered all delinquent Form 4's were subsequently filed with the SEC.

There were two Initial Statements of Beneficial Ownership of Securities on Form 3 that were also inadvertently untimely filed with the SEC. Ms. Stephanie Smeltzer and Mr. Leonard W. Busse, directors of Exabyte, each did not timely file a Form 3 with the SEC. Representatives of the company were timely notified of these transactions; however, the Form 3's were inadvertently filed late. When the omission was discovered all delinquent Form 3's were subsequently filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the ownership of Exabyte's common stock as of April 7, 2003 by:

  each director;
  each current executive officer named in the Summary Compensation Table;
  all of Exabyte's directors and the named Executive Officers as a group; and
  all those known to be beneficial owners of more than five percent of Exabyte's common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Meritage Investment Partners LLC(2)(7)(10)	13,154,671	30.8%
1600 Wynkoop Suite 300 Denver, CO 80202
State of Wisconsin Investment Board(3)(10)	7,499,679	19.9%
P.O. Box 7842 Madison, WI 53707
First Pacific Advisors, Inc.(4)	3,597,700	10.7%
11400 West Olympic Boulevard Suite 1200 Los Angeles, CA 90064
Centennial Holdings VI, LLC(5)(7)	2,889,447	8.1%
1428 15th Street Denver, CO 80202
Juan A. Rodriguez(6)(7)	1,022,263	3.0%
Tom W. Ward(6)(10)	3,133,649	8.6%
Peter D. Behrendt(6)(8)	458,321	1.4%
Leonard W. Busse(6)	14,061	*
A. Laurence Jones(6)	272,150	*
Thomas E. Pardun(6)	96,424	*
Stephanie L. Smeltzer(6)	26,565	*
G. Jackson Tankersley, Jr.(6)(7)(9)(10)	13,650,829	31.6%
Craig G. Lamborn(6)	181,247	*
Executive Officers and Directors as a group (9 persons)(11)	18,855,509	46.3%

___________

* Less than one percent.

(1)   This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and 13G, if any, filed with the SEC. Subject to footnotes below and community property laws, where applicable, each of the stockholders named has sole power to vote and dispose of the shares indicated as beneficially owned. As required by Rule 13d-3(d), each of the names indicated in the table are deemed to be the beneficial owner of shares that the person has the right to acquire beneficial ownership of within 60 days of April 7, 2003.

Applicable percentages are based on 33,585,232 shares outstanding on April 7, 2003, adjusted as required by Rule 13d-3(d)(1).

(2)   This information is based on two Schedules 13D, dated May 29, 2002, filed with the SEC and subsequent information separately provided by Meritage Private Equity Fund, L.P. ("Meritage Fund"), a private equity investment fund, and Meritage Investment Partners, LLC ("Meritage Investment"), a manager of private equity investment funds and the sole general partner of Meritage Fund.

Includes shares directly beneficially owned by Meritage Fund as follows: 3,507,200 shares of common stock, 3,896,890 shares of Series H Preferred stock (as-converted), 4,042,246 shares of Series I Preferred stock (as-converted), and 87,680 shares of common stock issuable upon the exercise of a warrant.

Also includes shares owned indirectly beneficially by Meritage Investment through two other funds in which it is the sole general partner as follows: 492,800 shares of common stock, 547,555 shares of Series H Preferred stock (as-converted), 567,980 shares of Series I Preferred stock (as-converted), and 12,320 shares of common stock issuable upon the exercise of a warrant.

Meritage Funds is shown to have sole voting and dispositive power over 11,804,257 shares, representing 28% of the common stock. Meritage Investments is shown to have sole voting and dispositive power over all of the shares.

(3)   This information is based on a Schedule 13G, dated February 14, 2003, filed with the SEC by State of Wisconsin Investment Board ("SWIB"), a government agency which manages public pension funds. SWIB is shown to have sole voting and dispositive power over all shares. Also includes 1,250,000 shares of common stock issuable upon conversion of 1,500,000 shares of Series G Preferred, and 2,933,780 shares of common stock issuable upon conversion of 1,750,000 shares of Series I Preferred, held by SWIB.

(4)   This information is based on two Schedules 13G, dated February 11, 2003, filed with the SEC by First Pacific Advisors, Inc. ("First Pacific") and FPA Capital Fund, Inc. ("FPA"), an investment fund managed by First Pacific. First Pacific is shown to have shared voting power over 1,323,400 shares, sole voting power over no shares and shared dispositive power over all shares. FPA is shown to have sole voting and shared dispositive power over 1,650,000 shares, representing less than 5% of the common stock.

(5)   This information is based on two Schedules 13G, dated February 14, 2003, filed with the SEC by Centennial Fund VI, L.P. ("Centennial Fund"), a private equity investment fund, and Centennial Holdings VI, LLC, ("Centennial Holdings"), the sole general partner of Centennial Fund. Includes 1,956,074 shares of Series H Preferred stock directly beneficially owned by Centennial Fund, and 21,242 shares of common stock and 58,682 shares of Series H Preferred stock owned indirectly beneficially by another fund in which Centennial Holdings is the sole general partner. Centennial Fund is shown to have sole voting and dispositive power over 2,805,707 shares, representing 8.0% of the common stock. Centennial Holdings is shown to have sole voting and dispositive power over all the shares.

(6)   Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 7, 2003, as follows: Mr. Rodriguez, 644,157 shares; Mr. Ward, 720,000 shares; Mr. Behrendt, 186,400 shares; Mr. Busse, 5,200 shares; Mr. Jones, 189,800 shares; Mr. Pardun, 54,800 shares; Ms. Smeltzer, 3,000 shares Mr. Tankersley, 8,400 shares; and Mr. Lamborn, 181,247 shares.

(7)   Includes shares underlying Series H preferred stock as follows: Meritage Investment Partners LLC, 4,444,445 shares; Centennial Holdings VI, LLC, 2,014,756 shares; Mr. Rodriguez, 250,000 shares; and Mr. Tankersley, 4,575,983 shares. All shares are listed on an as-converted basis.

(8)   Includes 4,420 shares held by Mr. Behrendt's spouse as custodian for the benefit of his children.

(9)   Includes the shares listed for Meritage Investment Partners LLC under footnote 2, as to which Mr. Tankersley has voting and dispositive power by virtue of being the managing member of Meritage Investment Partners, LLC. Mr. Tankersley disclaims beneficial ownership of such shares. Also includes the following shares held by the following entities: Millennial Holdings LLC, 29,853 shares of common stock; 76,881 shares of Series H preferred stock (as-converted) and 78,387 shares of Series I preferred stock (as-converted); The Millennial Fund, 12,212 shares of common stock; 21,773 shares of Series H preferred stock (as-converted) and 22,199 shares of Series I preferred stock (as-converted); and Tankersley Family Limited Partnership, 21,404 shares of common stock, 32,884 shares of Series H preferred stock (as-converted) and 33,529 shares of Series I preferred stock (as-converted). Mr. Tankersley is the managing member of Millennial Holdings LLC and sole general partner of Tankersley Family Limited Partnership and may be deemed to posses voting and dispositive power over shares held by such entities. Mr. Tankersley disclaims beneficial ownership of all such shares. The Millennial Fund is not a separate legal entity and Mr. Tankersley is the direct beneficial owner of all shares held in that name.

(10)   Includes shares underlying Series I preferred stock as follows: Meritage Investment Partners LLC, 4,610,226 shares; SWIB, 2,933,780 shares; Mr. Ward, 2,212,909 shares; and Mr. Tankersley, 4,969,271 shares. All shares are listed on an as-converted basis.

(11)   Includes shares described in the notes above, as applicable.

COMPENSATION COMMITTEE REPORT[1]

Compensation Committee Policies

The Compensation Committee (the "Committee") consists of five non-employee directors. The Committee establishes and administers the policies that govern compensation of executive officers. Compensation for Exabyte's executive officers includes the following key elements:

  base salary;
  incentive bonus awards; and
  stock option awards (long-term compensation).

In determining the total compensation package for executive officers, the Committee considers a mix of factors and evaluates both Exabyte's and the individual's performance against those factors.

Base salary is determined as a function of competitive salary levels and company performance over the prior fiscal year. The Committee annually reviews the executive officers' salaries. The Committee then establishes salary levels for the executive officers based on its evaluation of the relevant criteria. However, in 2002, the Committee noted in particular the performance of the Company over the past several years, the Company's need to conserve cash, and the general economic conditions of the industry, and determined that no increase in base salary would be awarded to any executive officer.

In establishing an executive officer's bonus plan opportunity, the Committee considers each executive officer's position and level of responsibility. Incentive bonus award payouts are based upon Exabyte's performance as measured by actual achievement against the annual operating plan approved by the Board of Directors during the previous fiscal year. In 2002, the Committee noted that the Company did not meet performance measures set out in the 2001 bonus plan and determined that no bonuses would be awarded. In setting the 2002 bonus plan, the Committee determined that the same criteria would apply as had been used in 2001. In fiscal 2002, no bonuses were paid to any executive officer, other than contractual bonuses connected with the hiring of a CEO in 2002. See "Chief Executive Officer Compensation," below.

In establishing an executive officer's level of stock option grant, the Committee takes into account the executive officer's performance during the previous fiscal year, his potential to influence the operations of Exabyte in the future and the performance of Exabyte during the previous fiscal year. In particular, the Committee looks at criteria such as Exabyte's:

  financial performance;
  stock performance;
  long-term strategic decisions; and
  response to a rapidly changing competitive environment.

For 2002, executive officers were granted stock options in April, based in part on their respective positions, as well as recommendations provided by the Chief Executive Officer of the Company. The grant of stock options to executive officers was intended to provide for a greater opportunity to be created in stock option incentives awarded to the executive officers in 2002 in order to more closely align individual compensation with company stock performance.

Chief Executive Officer Compensation

During 2002, the position of Chief Executive Officer was held by three individuals. Mr. William L. Marriner resigned his position as Chief Executive Officer in January 2002. Upon his resignation, Mr. Rodriguez was appointed interim Chief Executive Officer until such time as a new CEO could be hired. The Board hired Mr. Ward as President and Chief Executive Officer in June ~~2003.~~2002.

Upon Mr. Rodriguez's appointment, he was granted three stock option awards. One stock option, for 150,000 shares vested in three equal increments over the first year. The second option, for 90,000 shares, vested at the rate of 15,000 shares per month and vested fully if a new CEO was hired before August 1, 2002. The third stock option, for 300,000 shares, vested at the rate of 2% per month with the ability to accelerate vesting upon the accomplishment of certain goals set forth in the agreement. In 2002, two of these goals were met, and Mr. Rodriguez was subsequently awarded an accelerated vesting of 50% of this stock option. The grant of options to Mr. Rodriguez was intended to provide him with compensation that was more closely tied to achieving key company goals during his term as Chief Executive Officer.

Mr. Ward received a base salary that was commensurate with the base salary of Exabyte's prior CEOs. Mr. Ward's quarterly bonus goals are set each quarter by the Board. Upon achievement of that quarter's goals, Mr. Ward receives a payment of $75,000 worth of restricted stock, measured on the last day of each quarter. During 2002, Mr. Ward was awarded a quarterly bonus of $75,000 worth of restricted stock for performance of the Company during the third quarter of 2002.

Mr. Ward additionally received two options to purchase up to a total of 7,000,000 shares of common stock. The option provides for acceleration of vesting upon Exabyte's stock price meeting certain price thresholds. If all price thresholds are met, his option will become fully vested. The Board determined that compensating Mr. Ward through grants of stock or stock option awards was appropriate in light of the cash conservation effort that the Company was currently experiencing, as well as to more closely align his compensation with company stock performance.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 generally imposes on Exabyte an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Exabyte has not adopted a policy with respect to the treatment of all forms of compensation under Section 162(m) of the Code. However, the Compensation Committee has determined that stock options and rights granted under the Incentive Stock Plan with an exercise price at least equal to the fair market value of Exabyte's common stock on the date of grant should, be treated as "performance-based compensation." The Incentive Stock Plan also provides that no employee will be granted stock options under the Incentive Stock Plan during a calendar year for the purchase of more than 500,000 shares of common stock.

Compensation Committee:

Thomas E. Pardun, Chairman

Leonard W. Busse	A. Laurence Jones
Stephanie L. Smeltzer	G. Jackson Tankersley, Jr.

[1] The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION OF DIRECTORS

In October 2002, the Board reevaluated its compensation plan in light of recent events effecting corporations in the U.S. As a result, the Board approved an increase in compensation for audit committee members and increased stock option grants to non-employee directors.

Currently, each director who is not an employee of Exabyte, with the exception of the Chairman of the Audit Committee, receives $15,000 as an annual retainer for his services as a director. The Chairman of the Audit Committee receives a $30,000 annual retainer. These retainers are paid in quarterly installments in cash or stock at the discretion of the individual directors. Non-employee directors receive $1,500 for each Board meeting they attend in person and $250 for each telephone Board meeting in which they participate. The Audit Committee members receive $750 per Audit Committee meeting in which they participate, and all other committee members receive $250 per committee meeting in which they participate. Non-employee directors are also reimbursed for out-of-pocket travel expenses in connection with their attendance at Board meetings.

Meeting fees are payable in shares of restricted common stock instead of cash. The closing stock price on the day of each meeting is used to determine the number of shares granted to each director. The total number of restricted common stock shares issued to each director is issued at the end of the year. For 2002, a total of $125,750 and 134,277 shares of restricted common stock were issued to directors for their services rendered during fiscal 2002.

Non-employee directors receive options under the Incentive Stock Plan. On January 27th of each fiscal year, each non-employee director that has been so for at least three months is automatically granted an option to purchase 15,000 shares of common stock. Upon initial election to the board all newly elected non-employee directors receive an option to purchase 25,000 shares. The exercise price of these options is equal to the fair market value of the stock as of the date of grant. Directors are also eligible to receive discretionary grants of options under the Incentive Stock Plan. During fiscal 2002, options covering a total of 300,000 shares were granted to non-employee directors as a group with a weighted average exercise price of $0.6884 per share. Of the options granted to directors, grants covering a total of 250,000 shares were considered discretionary grants

SUMMARY OF COMPENSATION

The following table provides summary compensation information paid to or earned by Exabyte's Chief Executive Officer, the four most highly compensated executive officers at the end of fiscal 2002, and one former CEO (collectively, the "Named Executive Officers"):

Summary Compensation Table
		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Securities Underlying Options (#)(2)	All Other Compensation ($)(3)(4)
Tom W. Ward(5)	2002	166,154	0	7,000,000	1,033
President and Chief Executive Officer
Juan A. Rodriguez(6)(7)	2002	225,014	0	540,000	7,114
Chairman of the Board and	2001	28,409	0	200,000	262
Chief Technologist
Craig G. Lamborn(6)	2002	190,570	0	100,000	4,102
Vice President and Chief	2001	31,635	0	175,869	49
Financial Officer
Stephen F. Smith(8)	2002	213,231	0	100,000	4,226
Former Vice President,	2001	194,306	0	275,000	7,698
General Counsel and Secretary	2000	217,692	0	(13) 55,000	1,518
Kelly J. Beavers(6)(15)	2002	209,997	0	75,000	5,262
Vice President, Marketing	2001	33,995	0	150,000	55
K. John Stahl(14)(15)	2002	180,000	0	85,000	4,196
 ~~Vice President, Engineering~~
Former Vice President, Engineering
John D. Gardner(9)(15)	2002	(10) 288,330	0	150,000	3,580
Vice President, Sales	2001	(10) 228,274	0	192,538	6,730
William L. Marriner(11)	2002	(12) 292,492	0	0	20,075
Former Chairman of the Board,	2001	329,146	0	600,000	7,155
Chief Executive Officer & President	2000	357,115	0	(13) 140,000	1,084


(1)   Includes amounts earned but deferred at the election of the Named Executive Officers under the 401(k) plan.

(2)   We have not granted any SARs or restricted stock awards.

(3)   As permitted by SEC rules, we have not shown amounts for certain perquisites where the amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(4)   2002 compensation includes matching payments by Exabyte under the 401(k) plan for 2002 as follows: Mr. Ward, $807; Mr. Rodriguez, $3,938; Mr. Lamborn, $3,848; Mr. Smith, $2,725; Mr. Beavers, $4,240; Mr. Gardner, $2,646; Mr. Stahl, $2,596; and Mr. Marriner $1,764. Also included in the 2002 compensation is the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the named Executive officers as follows: Mr. Ward, $226; Mr. Rodriguez, $3,176; Mr. Lamborn, $254; Mr. Smith, $1,502; Mr. Beavers, $1,021; Mr. Gardner, $935; Mr. Stahl, $1,600; and Mr. Marriner $234. Mr. Marriner's compensation also includes $18,077 in COBRA payments as part of his severance package with the company.

2001 compensation includes matching payments by Exabyte under the 401(k) plan for 2001 as follows: Mr. Rodriguez, $0; Mr. Lamborn, $0; Mr. Smith, $5,950; Mr. Beavers, $0; Mr. Gardner, $5,950; Mr. Marriner $5,590; as well as the dollar value of executive life insurance premiums paid by Exabyte in 2001 for the benefit of the Named Executive Officers as follows: Mr. Rodriguez, $262; Mr. Lamborn, $49; Mr. Smith, $1,748; Mr. Beavers, $55; Mr. Gardner, $780; Mr. Marriner $1,205.

2000 compensation includes the dollar value of executive life insurance premiums paid by Exabyte in 2000 as follows: Mr. Smith, $1,518; Mr. Marriner, $1,804. There were no matching payments by Exabyte under the 401(k) plan for 2000.

(5)   Mr. Tom Ward was hired and appointed President and Chief Executive Officer on June 3, 2002.

(6)   Messrs. Rodriguez, Lamborn and Beavers became executive officers of Exabyte as a result of the business acquisition of Ecrix Corporation on November 9, 2001. All 2001 compensation amounts shown for these individuals include only compensation received that was paid out between November 9, 2001 and December 31, 2001.

(7)   Mr. Rodriguez was appointed Interim Chief Executive Officer and President on January 20, 2002. He served in this position until June 2002, at which time he was appointed Chairman of the Board and Chief Technologist.

(8)   Mr. Smith's employment was terminated from Exabyte, pursuant to a reduction in force on January 10, 2003.

(9)   Mr. Gardner was elected as an executive officer on November 9, 2001. Prior to that date, Mr. Gardner did not serve as an executive officer of Exabyte.

(10)  Mr. Gardner' s 2002 salary includes $100,407 paid in commissions and his 2001 salary includes $109,387 paid in commissions.

(11)  Mr. Marriner resigned his position as Chairman of the Board, Chief Executive Officer and President on January 20, 2002.

(12)  Includes $242,080 in severance payments negotiated as part of Mr. Marriner's severance package with Exabyte.

(13)  Includes options granted pursuant to the CreekPath Systems, Inc. 2000 Stock Option Plan as follows: Mr. Smith, 10,000 shares and Mr. Marriner, 50,000 shares.

(14)  Mr. Stahl was appointed an executive officer on February 13, 2002. Prior to that date, Mr. Stahl did not serve as an executive officer of Exabyte.

(15)  As a result of a restructuring in the senior management team, Messrs. Beavers, Stahl and Gardner, although still employed in their current positions, are no longer considered officers of the Company pursuant to Section 16(a) of the 1934 Securities Act, as of the end of 2002. Mr. Stahl's employment was terminated on April 24, 2003 pursuant to a reduction in force.

OFFICER SEVERANCE PROGRAM

Exabyte has a severance program that provides for severance payments in the event that officers and other specified employees are terminated within one year after certain changes in control of Exabyte occur. The amounts payable under this program may vary dependent on the position of the terminated officer or employee. The program limits the amount payable to up to 12 months of compensation and also provides for the accelerated vesting of outstanding stock options held by the terminated officer or employee.

INCENTIVE STOCK PLAN

The Board adopted the Incentive Stock Plan in January 1987. Due to a series of amendments, as of April 7, 2003 there were 9,500,000 shares of common stock authorized for issuance under the Incentive Stock Plan. The Incentive Stock Plan provides for the grant of both incentive stock options (which generally have a favorable tax treatment for the optionee) and non-statutory stock options to employees, directors and consultants. These grants are made at the discretion of the Board. The Incentive Stock Plan also provides for the non-discretionary grant of non-statutory stock options to our non-employee directors. In connection with the sale of Series G Preferred Stock on April 12, 2001, we revised the Incentive Stock Plan to provide that, Exabyte shall not, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders;

  grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the grant; or
  reduce the exercise price of any stock option granted under the Incentive Stock Plan.

As of April 7, 2003, options to purchase 5,160,598 shares were outstanding under the Incentive Stock Plan and 566,654 shares were available for future grant.

STOCK OPTION GRANTS

The following table contains information for fiscal 2002 concerning the grant of stock options under the Incentive Stock Plan, except as noted, to the Named Executive Officers:

Option Grants In Last Fiscal Year
	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5% ($)	10% ($)
Tom W. Ward	3,000,000	28.82	1.19	06/09/12	2,206,417	5,569,550
	4,000,000	38.43	1.19	06/09/12	2,941,889	7,426,067
Juan A. Rodriguez	150,000	1.44	0.79	02/21/12	18,678	39,223
	90,000	0.86	0.79	02/21/05	11,207	23,534
	300,000	2.88	0.79	02/21/05	209,899	581,188
Craig G. Lamborn	100,000	0.96	0.51	04/11/12	32,074	81,281
Stephen F. Smith	100,000	0.96	0.51	04/11/12	32,074	81,281
Kelly J. Beavers	75,000	0.72	0.51	04/11/12	24,055	60,961
John D. Gardner	150,000	1.44	0.51	04/11/12	48,110	121,922
K. John Stahl	85,000	0.82	0.51	04/11/12	27,262	69,089
William L. Marriner(4)	0	0	0	0	0	0

(1)   Exabyte does not have a plan that provides for the issuance of SARs. Options under the Incentive Stock Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may be either non-statutory or incentive stock options. The exercise price of options granted under the Incentive Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. Options granted to certain executive officers and other members of management are subject to an agreement with Exabyte, which provides that, unless the board otherwise directs, options will fully vest upon a change in control. The Board may not reprice options granted under the Incentive Stock Plan.

(2)   Based on options granted to Exabyte employees during fiscal 2002 to purchase 10,408,750 shares.

(3)   The potential realizable value is based on the term of the option at the date of grant (10 years in each case except for certain of Mr. Rodriguez's options, which expire in 2005, and Mr. Smith, whose options expired on April 10, 2003). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exabyte's common stock. The amounts reflected in this table may never be achieved.

(4)   As a result of Mr. Marriner's resignation of his position in January 2002, a separation agreement was entered into between Exabyte and Mr. Marriner, which provides for the expiration of Mr. Marriner's stock options on April 21, 2003. Such options expired on that date.

Option Exercises And Year-End Holdings

The following table provides information concerning the exercise of options during fiscal 2002 and unexercised options held as of the end of fiscal 2002 for the Named Executive Officers:
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)(1)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Tom W. Ward	0	0	360,000	6,640,000	0	0
Juan A. Rodriguez	0	0	546,000	194,000	0	0
Craig G. Lamborn	0	0	149,660	126,209	640	3,360
Stephen F. Smith	0	0	279,000	229,900	640	3,360
Kelly J. Beavers	0	0	126,000	99,000	480	2,520
John D. Gardner	0	0	148,078	230,210	960	5,040
K. John Stahl	0	0	56,600	178,400	544	2,856
William L. Marriner(3)	0	0	772,000	278,000	0	0


(1)   Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Exabyte's common stock (as noted) on December 28, 2002.

(2)   Fair market value of Exabyte's common stock on December 27, 2002, the last trading day of fiscal 2002 ($0.55, based on the closing sales price reported on the Nasdaq National Market) less the exercise price of the option.

(3)   As a result of Mr. Marriner's resignation of his position, in January 2002, a separation agreement was entered into between Exabyte and Mr. Marriner, which provides for the expiration of his stock options on April 21, 2003. Such options expired on that date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning our equity compensation plan as of December 28, 2002.
Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a))
Equity compensation plans approved by security holders (2)	11,677,228	2.22	1,201,675 (1)
Equity compensation plans not approved by security holders (3)	7,345,607	1.69	1,416,274
Total	19,022,835	2.01	2,617,949

(1)   This amount includes shares issuable under our Employee Stock Purchase Plan, in which most of our employees are eligible to participate.

(2)   Amounts include shares issued under the stock option plan approved by stockholders on July 30, 2002 for the issuance of options to Mr. Ward of up to 7,000,000 shares.

(3)   Consists of the 1997 Non-Officers Stock Plan, under which options may be granted to employees who are not officers or directors of the Company.

PERFORMANCE GRAPH(1)

This graph compares the performance of Exabyte's common stock with that of the Nasdaq Market Index and the Nasdaq Computer Manufacturer Stocks Index over the same period. It assumes an investment of $100 in Exabyte's common stock and each of the two indexes on January 2, 1998 (end of fiscal year 1997), with the reinvestment of all dividends.

___________

(1)   The material in this chart is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT COMMITTEE REPORT[1]

Audit Committee Activity

The Audit Committee of the Exabyte Corporation Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Leonard W. Busse, A. Laurence Jones, and Thomas E. Pardun. Each member of the Audit Committee is an "independent director" as defined in the Marketplace Rules of the Nasdaq Stock Market's listing standards.

The Audit Committee performs the functions described in its Charter, which include:

  reviewing and reassessing the adequacy of the Audit Committee's Charter;
  recommending to the Company's Board of Directors the appointment of independent accountants;
  reviewing the scope of audits and other services to be performed by the independent accountants;
  reviewing the results of the accounting principles applied in financial reporting and the adequacy of financial and operational controls;
  reviewing accountant independence; and
  acting as liason between the Company's management, the Company's Board of Directors and the Company's independent accountants, Pricewaterhouse Coopers LLP.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90.

Accountant Independence Assessment

In addition, the Audit Committee has discussed with the independent accountants the accountant's independence from the Company and its management, including matters in a letter provided by the independent accountants to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee has discussed with the Company's independent accountants the overall scope and plans for their respective audits. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of their examinations with the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Audit Committee has further considered whether the provision of non-accounting services from the independent accountants is compatible with maintaining the principal accountant's independence. The Committee used two guiding principles in considering the appropriateness of the non-accounting services in maintaining the independence of the accountants: (1) whether the non-accounting services facilitates the performance of the audit, improves the Company's financial reporting process, or is otherwise in the public interest, and (2) whether the Company's stockholders and investors would reasonably conclude the accountant's non-accounting services would impair the accountant's ability to exercise objective and impartial judgment on all issues encompassed within the accountant's engagement.

The Audit Committee further considered:

  Whether the non-accounting services are being performed principally for the Audit Committee;
  The effects of the non-accounting services on audit effectiveness or on the quality and timeliness of the entity's financial reporting process;
  Whether the non-accounting services would be performed by specialists who ordinarily also provide recurring audit support;
  Whether the non-accounting services would be performed by accounting personnel and, if so, whether it would likely enhance their knowledge of Exabyte's business and operations;
  Whether the role of those performing the non-accounting services would be inconsistent with the accountant's role and possibly subvert the neutrality, impartiality and accountant skepticism;
  Whether the accounting firm's personnel would be assuming a management role or creating a mutuality of interest with management;
  Whether the accountants, in effect, would be auditing their own numbers;
  Whether a non-accounting project must be started and completed very quickly;
  Whether the accounting firm has unique expertise in the service;
  Whether the size of the fees for the non-accounting services is customary and not excessive;
  Whether the accountant or any of its "covered persons" had any direct or material indirect financial interest in Exabyte; and
  Whether the accountants used leased employees and, if so, whether the percentage of hours expended by non full time employees of the accountants was greater than 50% of the total audit hours performed for Exabyte.

Based upon its consideration of the above-listed matters,matters and discussions with the outsideaccountants and upon review of the disclosure statements received from the independent accountants, the Audit Committee believes that the independence of its outside accountants has not been impaired or affected by economic or other interests, as a result of the provisioning of any non-accounting and/or information technology consulting services or from the use of leased employees.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 28, 2002, for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ended January 3, 2004.

Accounting Fees

The aggregate fees billed by the Company's accountants for the prior fiscal year are as follows:

Accounting Fees. The aggregate fees billed by the Company's accountants for professional services related to the audit of our annual consolidated financial statements for fiscal 2002 included in our Annual Report on Form 10-K, and for the review of the consolidated financial statements for fiscal 2002 included in our Quarterly Reports on Form 10-Q were $185,000.

Financial Information Systems Design and Implementation Fees. The Company did not incur any accountants fees for professional services related to information technology services design and implementation for fiscal 2002.

All Other Fees. The aggregate accountants fees for all other professional services provided to us, excluding Accounting Fees and Financial Information Systems Design and Implementation Fees, identified above, for the fiscal year ended December 28, 2002 were $136,000. These fees consisted of tax compliance and planning, international statutory audits, merger and acquisition services and employee benefit plan audits, as described in more detail in the chart below. In the course of its meetings, the Audit Committee has determined that these other services are compatible with maintaining our accountant's independence.

Fee Detail
Registration statements	$48,000
Tax compliance and planning	$70,000
~~International and employee benefit plan audits~~	 ~~$18,000~~
Employee benefit plan audits	$18,000


Audit Committee:

Leonard W. Busse, Chairman
A. Laurence Jones
Thomas E. Pardun

[1] The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

The Board knows of no other proposals that will be presented for consideration at the Annual Meeting. The proxy holders intend to vote on any other proposals that are properly brought before the Annual Meeting in accordance with their best judgment.

By Order of the Board of Directors
Amy J. Perius
Corporate Secretary

Annex 1

Certificate of Amendment
to the
Restated Certificate
of Incorporation
of
EXABYTE CORPORATION

Certificate of Amendment
to the
Restated Certificate of Incorporation
of
EXABYTE CORPORATION

(Pursuant To Section 242)

EXABYTE CORPORATION, a Delaware corporation, hereby certifies as follows:

     FIRST: The name of the Corporation is Exabyte Corporation. The original Certificate of Incorporation of the Corporation was filed on July 29, 1987, and amended by the Certificates of Amendment filed on December 10, 1987, April 22, 1988, amended and restated in its entirety on September 6, 1989, and further amended by the Certificate of Amendment filed on November 9, 2001.

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended by adding the following sentences at the end of such paragraph:

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 350,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock") and (ii) 30,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").

Annex 2

Form of Amendment
to Restated Certificate
of Incorporation of
EXABYTE CORPORATION

     RESOLVED, that the stockholders of Exabyte Corporation hereby approve the amendment to the Restated Certificate of Incorporation stated below, that by approving this amendment the stockholders approve the combination of any number of shares of common stock in the range of no change to up to one-for-fifteen shares of Exabyte common stock, that the Certificate of Amendment filed with the Delaware Secretary of State only include that ratio for the combination determined by the Exabyte Board of Directors within that range, and that the Board of Directors is authorized so to implement the combination at any time before ~~May 15,~~June 5, 2004;

      FURTHER RESOLVED, that any time prior to effectiveness of the amendment, without further action by the stockholders, the Board of Directors may abandon the amendment or any part thereof authorizing a combination of shares of common stock on the basis which the Board of Directors determines is in the best interest of Exabyte and its stockholders.

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE
OF INCORPORATION
OF
EXABYTE CORPORATION
(a Delaware corporation)

     Exabyte Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is Exabyte Corporation. The original Certificate of Incorporation of the Corporation was filed on July 29, 1987, and amended by the Certificates of Amendment filed on December 10, 1987, April 22, 1988, amended and restated in its entirety on September 6, 1989, and further amended by the Certificate of Amendment filed on November 9, 2001.

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended by adding the following sentences at the end of such paragraph:

     Effective at 4:30 p.m. Eastern Time on the date of filing the Certificate of Amendment containing this provision with the Delaware Secretary of State, every _____ (_____) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation (the "Reverse Split") and the authorized shares of the Corporation shall remain as set forth in the preceding sentences. No fractional share shall be issued in connection with the Reverse Split; all shares of Common Stock that are held by a stock holder will be aggregated subsequent to the Reverse Split and each fractional share resulting from such aggregation held by a stockholder shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Split, such holder shall be entitled to receive a cash amount equal to the value of such fractional share based on the closing trading price of the Common Stock as of the effective date of the Reverse Split.

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 EXABYTE CORPORATION

Annual Meeting of Stockholders - June 5, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of EXABYTE CORPORATION, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated May 5, 2003, and hereby appoint(s) Tom W. Ward and Craig G. Lamborn and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of EXABYTE CORPORATION, to be held June 5, 2003, at 9:00 a.m. Mountain Daylights Savings Time, at ~~Company Headquarters, 1685 38th~~Holland & Hart LLP, Suite 500, 1050 Walnut Street, Boulder, ~~Colorado 80301,~~CO 80302, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

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EXABYTE CORPORATION C/O PROXY SERVICES P.O. BOX 9141 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provide you.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to EXABYTE CORPORATION c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                          KEEP THIS PORTION FOR YOUR RECORDS

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                                                                                                                                                                DETACH AND RETURN THIS PORTION ONLY

THS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

EXABYTE CORPORATION

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3 AND 4

Vote on Directors

1. To elect as Directors of Exabyte the nominees listed below.
01) Leonard W. Busse 02) Stephanie L. Smeltzer 03) Tom W. Ward	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" to the left and write the nominee's number on the line below
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Vote on Proposals
	For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending January 3, 2004.	[ ]	[ ]	[ ]

3. To approve an amendment of the Restated Certificate of incorporation to increase the number of our authorized shares from 100 million to 350 million shares.	[ ]	[ ]	[ ]

4. To consider and vote upon a proposal to amend Exabyte's Restated Certificate of Incorporation to effect a reverse split of Exabyte's outstanding common stock by a ratio of no change to up to one-for-fifteen and authorize the Exabyte Board of Directors to determine the exact ratio within that range.

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The shares represented by this proxy, when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting the persons named in this proxy will vote in their discretion.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date